                            Offer To Purchase for Cash
                      All Outstanding Shares of Common Stock
          (Including Associated Series B Preferred Stock Purchase Rights)
                                        of
                              Gibson Greetings, Inc.
                                        at
                               $10.25 Net Per Share
                      (Subject to Possible Upward Adjustment)
                                        by
                            Granite Acquisition Corp.,
                           a wholly owned subsidiary of
                          American Greetings Corporation

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK (THE "SHARES") OF GIBSON GREETINGS, INC. (THE "COMPANY"), THAT, TOGETHER WITH THE SHARES THEN OWNED BY AMERICAN GREETINGS CORPORATION ("PARENT"), REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS THAT ARE EXERCISABLE AND IN-THE-MONEY AT THE OFFER PRICE). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.

     THE BOARD OF DIRECTORS OF THE COMPANY, HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT AMONG PARENT, GRANITE ACQUISITION CORP. ("PURCHASER") AND THE COMPANY, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE HOLDERS OF SHARES (THE "STOCKHOLDERS"), (ii) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (iii) RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                            ------------------------

     Any Stockholder desiring to tender all or a portion of its Shares should either (1) complete and sign the appropriate Letter(s) of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in such Letter of Transmittal, mail or deliver such Letter(s) of Transmittal and any other required documents to the Depositary and either deliver the certificates for those Shares to the Depositary along with such Letter(s) of Transmittal or tender those Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request its broker, dealer, commercial bank, trust company or other nominee to effect the tender on its behalf. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the Stockholder desires to tender such Shares.

     Any Stockholder who desires to tender Shares and whose certificate(s) representing those Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis must tender those Shares by following the procedures for guaranteed delivery set forth in Section 3 hereof.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer To Purchase. Requests for additional copies of this Offer To Purchase, the Letter of Transmittal and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

November 9, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION.............................................................    1
     1.      Terms of the Offer..........................................    3
     2.      Acceptance for Payment and Payment for Shares...............    4
     3.      Procedure for Tendering Shares..............................    6
     4.      Withdrawal Rights...........................................    8
     5.      Certain Federal Income Tax Consequences of the Offer and the
             Merger......................................................    9
     6.      Price Range of the Shares; Dividends on the Shares..........   10
     7.      Effect of the Offer on the Market for Shares, Stock Exchange
             Listing and Exchange Act Registration, and Margin
             Securities..................................................   10
     8.      Certain Information Concerning the Company..................   12
     9.      Certain Information Concerning Purchaser and Parent.........   13
    10.      Source and Amount of Funds..................................   14
    11.      Background of the Offer.....................................   15
    12.      Purpose of the Offer and the Merger; Plans for the Company;
             the Merger Agreement; Other Matters.........................   18
    13.      Dividends and Distributions.................................   32
    14.      Certain Conditions of the Offer.............................   33
    15.      Certain Legal Matters and Regulatory Approvals..............   33
    16.      Fees and Expenses...........................................   36
    17.      Miscellaneous...............................................   36

SCHEDULE I...............................................................  I-1

To the Holders of Common Stock of Gibson Greetings, Inc.

                                  INTRODUCTION

     Granite Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of American Greetings Corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock (the "Shares") of Gibson Greetings, Inc. ("Company") and the associated Series B Preferred Stock Purchase Rights (the "Rights"), issued pursuant to the Rights Agreement, dated September 8, 1999, between the Company and The Bank of New York, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $10.25 per Share and associated Right (subject to possible upward adjustment as described below, the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Offer To Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares in this Offer To Purchase will include the associated Rights and all references to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights.

     The Offer Price will be increased by an amount equal to 30% of any after-tax gain realized by the Company in any sale or disposition for cash by the Company or its subsidiaries, prior to the Expiration Date (as hereinafter defined), of all or any part of the Company's investment in E-Greetings Network ("EGN"), divided by the total number of Shares then outstanding on a fully diluted basis, assuming for this purpose the exercise only of outstanding options, whether or not such options are then vested, that are (or, giving effect to the adjustment in the Offer Price contemplated hereby, would be) in-the-money. The price used to compute any after-tax gain on any sale or disposition will be the cash received by the Company, but only if such cash is for an aggregate amount in excess of the Company's then net book value of its interest in EGN. See Sections 2 and 12 of this Offer To Purchase. If the Offer Price is increased, the Offer will remain open for a minimum of ten business days from the date of such increase.

     Holders of Shares ("Stockholders") who have Shares registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through their broker or bank should consult with such institution as to whether there are any fees applicable to a tender of Shares. Purchaser will pay all charges and expenses of Wasserstein Perella & Co., Inc., as the dealer manager (the "Dealer Manager"), First Chicago Trust Company of New York, as the depositary (the "Depositary"), and Corporate Investor Communications, Inc., as the information agent (the "Information Agent"), in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), HAS UNANIMOUSLY (i) DETERMINED THAT THE MERGER AGREEMENT (AS HEREINAFTER DEFINED) AMONG PARENT, PURCHASER AND THE COMPANY, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED), ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS, (ii) APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER AND (iii) RESOLVED TO RECOMMEND THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     J.P. Morgan Securities Inc., the Company's financial advisor, has delivered to the Company Board a written opinion dated November 2, 1999 to the effect that, as of such date and based on and subject to certain matters stated in such opinion, the $10.25 per Share cash consideration to be received in the Offer and the Merger by Stockholders (other than Parent and its affiliates) was fair, from a financial point of view, to such Stockholders. A copy of J.P. Morgan Securities Inc.'s written opinion is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which is being furnished to Stockholders concurrently with this Offer To Purchase. Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by J.P. Morgan Securities Inc.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 1999 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that after the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each Share (excluding Shares owned by Stockholders who have properly exercised their dissenters' rights under the Delaware General Corporation Law ("Delaware Law"), Shares owned by Parent and its subsidiaries and Shares held by the Company as treasury stock) issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") will be converted at the Effective Time into the right to receive the Offer Price (or any greater amount paid for Shares pursuant to the Offer), in cash payable to the holder thereof, without interest, prorated for fractional Shares and less any required withholding taxes and, in certain circumstances, stock transfer taxes (the "Merger Consideration").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES, THAT, TOGETHER WITH THE SHARES THEN OWNED BY PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OUTSTANDING OPTIONS THAT ARE EXERCISABLE AND IN-THE-MONEY AT THE OFFER PRICE) (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE, INCLUDING THE EXPIRATION OR EARLIER TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976 AND THE REGULATIONS THEREUNDER (THE "HSR ACT"). SEE SECTIONS 1, 14 AND 15 OF THIS OFFER TO PURCHASE.

     The Merger Agreement provides that if (x)(1)the applicable waiting period under the HSR Act shall not have expired or been terminated or (2) the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") is challenging by litigation or otherwise any of the transactions contemplated by the Merger Agreement and (y) the Merger Agreement is terminated for any reason other than because the Company Board (1) has withdrawn or modified its recommendation of the Merger Agreement, the Offer or the Merger, (2) recommends or enters into an alternative transaction or (3) removes any of its anti-takeover defenses, then Parent is obligated to pay the Company a $20 million termination fee. In addition, concurrently with the signing of the Merger Agreement, Parent contributed $10 million to a Rabbi Trust established by the Company to fund the compensation and benefits to be provided to employees of the Company and its subsidiaries under incentive arrangements designed and adopted by the Company (the "Rabbi Trust").

     The Company has informed Purchaser in the Merger Agreement that, as of October 29, 1999, there were 15,846,663 Shares issued and outstanding, and 2,303,085 options outstanding to purchase Shares ("Options"), which were granted under the Company's stock option plans (collectively, the "Stock Option Plans").

     The completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote or consent of the Stockholders. The Company's Certificate of Incorporation and Delaware Law require the affirmative vote of holders of a majority of the outstanding Shares to approve the Merger. As a result, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved. Under Delaware Law, if, after consummation of the Offer, Purchaser owns at least 90% of the Shares then outstanding, Purchaser will be able to cause the Merger to occur without a vote of the Stockholders. If, however, after consummation of the Offer, Purchaser owns less than 90% of the then outstanding Shares, a vote of the Stockholders will be required under Delaware Law to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See Section 12. As of the date of this Offer To Purchase, Parent beneficially owns 15 Shares.

     No dissenters' rights are available in connection with the Offer. Stockholders may exercise dissenters' rights, however, in connection with the Merger regardless of whether the Merger is consummated with or without a vote of the Stockholders.

     The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares into the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 prior to the Expiration Date. As used in the Offer, the term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, December 8, 1999, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, extends the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. The Offer is also subject to certain other conditions set forth in Section 14, including the expiration or termination of all waiting periods imposed by the HSR Act. Purchaser expressly reserves the right to waive the condition set forth in Section 14 relating to the representations and warranties and covenants of the Company; provided, however, that no other change in the conditions of the Offer may be made without the prior written consent of the Company. Subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions set forth in Section 14 exist, until such conditions no longer exist or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; provided, however, that each such extension will be for such period (not to exceed 20 business days without the consent of Parent) as may be specified by the Company. If all of the conditions to the Offer are satisfied or waived on any scheduled expiration date of the Offer, the Company will have the right to require Purchaser to extend the Offer on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under the clause (i) or (ii) of the previous sentence, if, on such expiration date the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully-diluted basis (assuming the exercise of all outstanding Options that are exercisable and in-the-money at the Offer Price), and Purchaser will have the right to extend the Offer on one occasion for a period of not more than 5 business days pursuant to the provisions of this sentence; provided, however, that the Company may prevent such extension by Purchaser if the Company, in its reasonable judgment, determines that such an extension could threaten in any way the consummation of the Offer. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived; provided, however, that each such extension will be for such period (not to exceed 20 business days without the consent of Parent) as may be specified by the Company and; provided further, however, that Purchaser will not be required to extend the Offer if the Merger Agreement is terminable because the Offer has not been consummated on or before 18 months after the execution of the Merger Agreement (except as extended for the time period equal to the time period beyond ten business days during which either the Company or Parent fails to make an HSR Filing) or within ten days following the satisfaction of all other conditions of the Offer, the Minimum Condition shall not have been satisfied (except as extended to allow for the extension of the Expiration Date of the Offer pursuant to clause (ii) of the fourth sentence of this paragraph or pursuant to the adjustment of the Offer Price as described above). Purchaser shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer that Purchaser is obligated to purchase.

     Subject to the terms of the Merger Agreement and the rights of tendering Stockholders to withdraw their Shares, Purchaser will retain all tendered Shares until the Expiration Date.

     Subject to the applicable regulations of the Commission and the terms of the Merger Agreement as described in the second preceding paragraph, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) delay acceptance for payment of, or regardless of whether such Shares were theretofore accepted for payment, payment for, such Shares pending receipt of any regulatory or governmental approvals specified in Section 15; (ii) terminate the Offer (whether or not any Shares have theretofore been accepted for payment) if any condition referred to in Section 14 exists; (iii) waive the condition set forth in Section 14 relating to the representations and warranties and covenants of the Company; or (iv) except as set forth in the Merger Agreement, otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary.

     The rights reserved by Purchaser in the immediately preceding paragraph are in addition to Purchaser's rights described in Section 14. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934 (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to Stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to the Stockholders. This Offer To Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not properly withdrawn prior to the Expiration Date, as soon as practicable after the Expiration Date. Subject to the applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any other applicable law, government regulation or condition contained therein. See Sections 1, 14 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a timely Book-Entry Confirmation (as defined in Section 3) with respect to the Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and (iii) all other documents required by the Letter of Transmittal. See Section 3.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that (i) the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, (ii) such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal, and (iii) Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to the tendering Stockholders whose Shares have been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights described in Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain the tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.

     UNDER NO CIRCUMSTANCES WILL INTEREST ACCRUE ON THE CONSIDERATION TO BE PAID FOR THE SHARES BY PURCHASER, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for the Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, the Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     Parent or Purchaser reserves the right, subject to the provisions of the Merger Agreement, to assign, in whole or from time to time in part, to one or more of Parent's subsidiaries or affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment will relieve Parent or Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If a Liquidation Event occurs (or if more than one such Liquidation Event occurs, with respect to each Liquidation Event), each of the Merger Consideration and the Offer Price will be increased by an amount equal to 30% of any after-tax gain (after giving full effect to any capital loss carry-forward available to the Company, the availability of which is confirmed by the Company's independent accountants) on such Liquidation Event, calculated in accordance with generally accepted accounting principles, divided by the total number of Shares then outstanding on a fully diluted basis, assuming for this purpose the exercise only of outstanding Options, whether or not such Options are then vested, that are (or, giving effect to the adjustment in the Offer Price contemplated hereby, would be) in-the-money. A "Liquidation Event" means any sale or disposition for cash (including, without limitation, a sale or disposition by EGN of all or substantially all of its assets followed by a distribution of the cash proceeds thereof to shareholders of EGN, a merger or consolidation involving EGN, a purchase of all or substantially all of the stock of EGN by a third party or the repurchase by EGN of any of its capital stock from the Company or its subsidiaries) by the Company or its subsidiaries of all or any part of its investment in EGN prior to the Expiration Date. The price used to compute any after-tax gain on a Liquidation Event will be the cash received by the Company in such sale or disposition (net of any underwriting discounts and other amounts paid by the Company in connection with such sale), but only if such cash is for an aggregate amount in excess of the Company's then net book value of its interest in EGN. See the discussion entitled "The Merger Agreement--Consideration to be Paid in the Merger" in Section 12 of this Offer To Purchase.

     IF, PRIOR TO THE EXPIRATION DATE, PURCHASER INCREASES THE CONSIDERATION TO BE PAID PER SHARE PURSUANT TO THE OFFER, PURCHASER WILL PAY THE INCREASED CONSIDERATION FOR ALL SHARES PURCHASED PURSUANT TO THE OFFER, WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE INCREASE IN CONSIDERATION.

3.  PROCEDURE FOR TENDERING SHARES

     VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, either (i) the appropriate Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date and either (a) certificates representing tendered Shares must be received by the Depositary at any one of those addresses prior to the Expiration Date or (b) the Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or (ii) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. If certificates for Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery. No alternative, conditional or contingent tenders will be accepted.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer To Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation."

     DELIVERY OF THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY OF THE LETTER OF TRANSMITTAL OR SUCH OTHER DOCUMENTS TO THE DEPOSITARY.

     SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of Shares tendered therewith (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or if certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates representing Shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or owners appears on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. If a Stockholder wishes to tender Shares pursuant to the Offer and the Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to be received by the Depositary prior to the Expiration Date, the Shares may nevertheless be tendered if all the following guaranteed delivery procedures are complied with:

        (i) the tender is made by or through an Eligible Institution;

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser with this Offer To Purchase, is received by the Depositary as provided below prior to the Expiration Date; and

        (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of a book-entry transfer of Shares, an Agent's Message) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq National Market trading days after the date of execution of the Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which The Nasdaq Stock Market, Inc.'s ("Nasdaq") Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include an endorsement by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery and a representation that the Stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act.

     Notwithstanding any other provision of this Offer To Purchase, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or Book-Entry Confirmation with respect to) the Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time, and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER OR THE MERGER, A STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH ITS CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT IT IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE SECTION 5 BELOW AND INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL.

     DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to waive the condition set forth in Section 14 of this Offer To Purchase relating to representations and warranties and covenants of the Company; provided, however, that no other change in the conditions set forth in Section 14 of this Offer To Purchase may be made without the prior written consent of the Company.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter(s) of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     APPOINTMENT AS PROXY. By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution and resubstitution, in the manner set forth in the Letter of Transmittal, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and purchased by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares, on or after the date of the Offer. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts the Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the Stockholder with respect to the Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by the Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of the Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including without limitation in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement of any such meeting.

     Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of the Shares, Purchaser must be able to exercise full voting and other rights with respect to the Shares, including voting at any meeting of Stockholders then scheduled.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided in this Offer To Purchase, may also be withdrawn at any time after January 8, 2000 (or such later date as may be applicable if the Offer is extended).

     If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares, or is unable to purchase or pay for Shares for any reason then, without prejudice to the rights of Purchaser, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the terms of the Merger Agreement and provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer To Purchase. Any such notice of withdrawal must specify the name of the persons who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered the Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary then, prior to the release of the certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding on all parties. No withdrawal of Shares will be deemed to have been made properly until all defects and irregularities have been cured or waived. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of dissenters' rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, and published judicial authority and administrative rulings and practice. Legislative, judicial or administrative authorities or interpretations are subject to change, possibly on a retroactive basis, at any time and a change could alter or modify the statements and conclusions set forth below. It is assumed for purposes of this discussion that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. This discussion does not address all aspects of federal income taxation that may be relevant to a particular Stockholder in light of such Stockholder's personal investment circumstances, or those Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or to Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to a Stockholder.

CONSEQUENCES OF THE OFFER AND THE MERGER TO STOCKHOLDERS

     The receipt of the Offer Price and the Merger Consideration (and any cash amounts received by dissenting Stockholders pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between its adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger or pursuant to the exercise of dissenters' rights and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term gain or loss, if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

BACKUP TAX WITHHOLDING

     Under the Code, a Stockholder may be subject, under certain circumstances, to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with its own tax advisor as to its qualifications for exemption from withholding and the procedure for obtaining such exemption.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

     6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (the "Company Form 10-K"), the Shares are traded on the Nasdaq National Market under the symbol "GIBG." The following table sets forth, for the periods indicated, the reported high and low sale prices for the Shares on the Nasdaq National Market as reported in the Company Form 10-K with respect to calendar years 1997 and 1998, and as reported thereafter by published financial sources with respect to calendar year 1999.

                                                              HIGH      LOW
                                                              ----      ---
1997
First Quarter...............................................  $21 5/8   $18
Second Quarter..............................................   23 1/4    19
Third Quarter...............................................   26 3/4    18 1/2
Fourth Quarter..............................................   26 1/4    20 1/2

1998
First Quarter...............................................  $28 3/8   $18 7/8
Second Quarter..............................................   29 1/4    21 15/16
Third Quarter...............................................   26 3/8    16
Fourth Quarter..............................................   20 3/4     8 3/4

1999
First Quarter...............................................  $12 1/8   $ 6 1/8
Second Quarter..............................................   10 1/16    5 15/16
Third Quarter...............................................    6 5/8     3 15/16
Fourth Quarter (through November 8, 1999)...................    8 15/16   4 1/4

     On November 2, 1999, the last full trading day before the public announcement of the Merger Agreement, the last reported sale price on the Nasdaq National Market was $5 1/2 per Share. On November 8, 1999, the last full trading day before the commencement of the Offer, the last reported sale price on the Nasdaq National Market was $8 29/32 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES.

     No dividends were declared or paid in 1999, 1998 or 1997. The terms of certain of the Company's financing agreements contain covenants that could limit the payment of cash dividends. The Company has agreed in the Merger Agreement that it will not pay any dividend or other distribution payable in cash, stock or property with respect to the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, STOCK EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION, AND MARGIN SECURITIES.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     NASDAQ QUOTATION. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. According to Nasdaq's published guidelines, the Shares would not be eligible to be included for quotation if, among other things, the number of publicly held Shares falls below 500,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $3,000,000. If these standards are not met, the Shares might continue to be quoted on The Nasdaq SmallCap Market, Inc., but if the number of holders of the Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if the aggregate market value of such publicly held Shares falls below $200,000 or there are not at least two registered and active market makers (one of which may be a market maker entering a stability bid), Nasdaq rules provide that the securities would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event the Shares are no longer eligible for Nasdaq quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     Purchaser has been advised by the Company that as of November 5, 1999, there were approximately 600 holders of record of the Shares. The Company has advised Purchaser that it believes that the number of beneficial owners of the Shares as of November 5, 1999, is approximately 4,500.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), and the requirement of furnishing a proxy statement in connection with Stockholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. Furthermore, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. Purchaser believes that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for termination of registration under the Exchange Act, and it is the intention of Purchaser to cause the Company to make an application for termination of registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for such termination.

     If registration of the Shares is not terminated prior to the Merger, then following the consummation of the Merger, the Shares will no longer be eligible for Nasdaq quotation and the registration of the Shares under the Exchange Act will be terminated.

     MARGIN REGULATIONS. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     GENERAL INFORMATION. The Company is a Delaware corporation with its principal executive offices located at 2100 Section Road, Cincinnati, Ohio 45237. The Company and its wholly owned and majority owned subsidiaries operate in a single industry segment--the design and sale of greeting cards, paper partywares, gift wrap and related specialty relationship-fostering products. The foregoing description of the Company's business has been derived in part from the Company Form 10-K and is qualified in its entirety by reference to the Company Form 10-K.

     HISTORICAL FINANCIAL INFORMATION. Certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company 10-K and the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999 (the "Company Form 10-Q") is set forth below. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies should be obtainable in the manner set forth below under "Available Information."

                             GIBSON GREETINGS, INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        (UNAUDITED)
                                      SIX MONTHS ENDED                FISCAL YEAR ENDED
                                          JUNE 30,          --------------------------------------
                                    --------------------                  DECEMBER 31,
                                      1999        1998      1998(1)(2)        1997        1996(3)
      INCOME STATEMENT DATA         --------    --------    ----------    ------------    --------
Revenues..........................  $144,498    $206,726     $408,530       $397,717      $390,246
Net Income (loss).................   (27,792)     (3,343)       2,183         21,598        21,962
Net Income (loss) per share:
  Basic...........................     (1.76)      (0.20)        0.13           1.32          1.36
  Diluted.........................     (1.76)      (0.20)        0.13           1.27          1.34

                                                  JUNE 30,              DECEMBER 31,
                                                  --------    --------------------------------
                                                    1999        1998        1997        1996
               BALANCE SHEET DATA                 --------    --------    --------    --------
Total Assets....................................  $383,663    $437,451    $443,322    $451,559
Debt due within one year(4).....................        78         155       7,890       7,901
Long-term debt(5)...............................    10,069      10,384      24,158      40,898
Stockholders' equity............................   242,857     271,478     281,744     256,316

---------------

(1) Excluding the effect of the restructuring charge, 1998 net income would have totaled $15,969, or $0.97 per diluted share.

(2) Includes the operations of The Ink Group Companies since July 3, 1998, the date of acquisition, and The Paper Factory of Wisconsin, Inc. through August 31, 1998, the date of divestiture.

(3) Includes the operations of Gibson de Mexico S.A. de C.V. through September 1, 1996, the date of liquidation.

(4) Includes the current portion of long-term debt at December 31, which consisted of $155 in 1998, $7,890 in 1997, $7,901 in 1996, $9,894 in 1995
    and $11,164 in 1994.

(5) Excludes $12,040 in capitalized lease obligation at December 31, 1998, which is included in other liabilities as part of the Company's restructuring reserve.

     AVAILABLE INFORMATION. The Company is subject to the informational filing requirements of the Exchange Act. In accordance with the Exchange Act, the Company files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of those persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies may be obtained upon payment of the Commission's prescribed fees by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, or through the Commission's website (http://www.sec.gov).

     Although neither Parent nor Purchaser believes as of the date of this Offer To Purchase that statements contained herein based upon such documents are untrue in any material respect, none of Parent, Purchaser, Dealer Manager or Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in the documents and records referred to herein or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

9.  CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser, a Delaware corporation, was organized to acquire all of the Shares pursuant to the Offer and the Merger and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned directly by Parent. The principal executive offices of Purchaser are located at One American Road, Cleveland, Ohio 44144.

     Parent is an Ohio corporation, with its principal executive offices located at One American Road, Cleveland, Ohio 44144. Parent and its subsidiaries operate predominantly in a single industry--the design, manufacture and sale of everyday and seasonal greeting cards and other social expression products. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the executive officers and directors of Parent and Purchaser are set forth on Schedule I.

     Set forth below is certain selected consolidated financial information with respect to Parent and its subsidiaries, excerpted from Parent's Annual Report on Form 10-K for the fiscal year ended February 28, 1999 (the "Parent 10-K"), and Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1999 (the "Parent 10-Q"). More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by Parent with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information (including any related notes) contained therein. The Parent 10-K and the Parent 10-Q are incorporated herein by reference. Such reports and other documents should be available for inspection and copies should be obtainable from the offices of the Commission in the same manner as set forth under "Available Information" in Section 8 above.

                         AMERICAN GREETINGS CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      (UNAUDITED)
                                    SIX MONTHS ENDED                FISCAL YEAR ENDED
                                       AUGUST 31,                   FEBRUARY 28 OR 29,
                                  --------------------    --------------------------------------
                                    1999        1998         1999          1998          1997
     SUMMARY OF OPERATIONS        --------    --------    ----------    ----------    ----------
Net Sales.......................  $936,540    $967,641    $2,205,706    $2,198,765    $2,161,089
Net Income......................  $(15,451)   $ 47,756    $  180,222    $  190,084    $  167,095
Earnings Per Share..............     (0.23)       0.67          2.56          2.58          2.23
Earnings per share -- assuming
  dilution......................     (0.23)       0.67          2.53          2.55          2.22
Cash dividends per share........      0.20(1)     0.37          0.94          0.71          0.67

---------------

(1) Dividend of $0.19 per share paid June 10,1999, was declared in February
    1999.

                                            AUGUST 31,              FEBRUARY 28 OR 29,
                                            ----------    --------------------------------------
                                               1999          1999          1998          1997
            FINANCIAL POSITION              ----------    ----------    ----------    ----------
Total assets..............................  $1,103,569    $2,419,328    $2,161,464    $2,135,120
Long-term debt............................     439,490       463,246       148,800       219,639
Stockholders' equity......................   1,199,392     1,346,611     1,345,217     1,361,655

     Except as set forth elsewhere in this Offer To Purchase or Schedule I hereto: (i) neither Parent nor Purchaser nor, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed, (a) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days, or (c) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (ii) there have been no transactions that would require reporting under the rules and regulations of the Commission between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and (iii) there have been no contacts, negotiations or transactions between Parent or Purchaser or any of their respective subsidiaries or, to the knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

10.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to pay the aggregate purchase price to be paid pursuant to the Offer and the Merger, to cash out the Options and to pay the fees and expenses related to the Offer and the Merger is estimated to be approximately $175 million. These funds are expected to be provided to Purchaser in the form of capital contributions or advances made by Parent. Parent plans to obtain the funds for such capital contributions or advances from cash on hand, borrowings under its existing bank credit facilities or a combination thereof.

11.  BACKGROUND OF THE OFFER

     In March 1995, Mr. Morry Weiss, Chairman and Chief Executive Officer of Parent, acting on rumors of the possible sale of the Company, publicly announced Parent's interest in acquiring parts of the Company's business if the Company were to put itself up for sale. In response to this announcement, the Executive Committee of the Company Board sent Mr. Weiss a letter identifying certain regulatory issues raised by a proposed business combination between Parent and the Company, and invited Mr. Weiss and his legal advisors to present a solution to these concerns.

     On July 6, 1995, the Company publicly announced that it was exploring the sale of the Company.

     On July 14, 1995, the legal advisors of Parent and the Company met to discuss the regulatory issues that would arise in a proposed business combination of Parent and the Company. The Company's legal advisors stated their concerns that obtaining regulatory approval for a business combination of Parent and the Company would be difficult. In addition, the Company's representatives expressed their concerns over sharing competitively sensitive information with Parent and with the negative impact a failed transaction could have on the Company's morale, personnel, retention of key customers and competitive position in the greeting card industry. Parent's legal advisors stated their belief that obtaining regulatory approval was not an insurmountable problem.

     On July 21, 1995, the Executive Committee of the Company Board decided to terminate discussions between Parent and the Company due to regulatory and business concerns, and on July 24, 1995, the Company publicly announced its rejection of Parent's proposal. Parent subsequently announced the possibility that it would pursue an unsolicited takeover of the Company, but never initiated one.

     On February 29, 1996, each director of the Company received a letter from Parent proposing a business combination between the Company and Parent in which the Company's stockholders would receive consideration of $18 per share, in cash or Parent stock. The Executive Committee of the Company Board again informed Parent that it had concluded that at that time the regulatory risks of the proposed business combination with Parent were too high, and reject Parent's proposal.

     On March 4, 1996, Parent publicly announced its interest in acquiring the Company, without indicating the terms of its proposal. On March 5, 1996, the Company issued a press release rejecting Parent's proposal and terminating discussions with Parent. Parent publicly disclosed the terms of its proposal to acquire the Company and its continued interest in acquiring the Company on March 6, 1996. On March 7, 1996, Parent indicated that it would not attempt an unsolicited takeover of the Company, but would leave its $18 proposal open until March 19, 1996. The Company responded that it would not consider Parent's proposal and planned to focus on rebuilding its business and remain independent. On March 19, 1996, Parent announced that its proposal to acquire the Company had expired and that it was abandoning further efforts to acquire the Company.

     For the remainder of 1996 through late 1998, there were no further contacts between the Company and Parent regarding any possible business combination.

     In October 1998, Mr. Weiss called Mr. Frank J. O'Connell, Chairman, Chief Executive Officer and President of the Company, to discuss a possible transaction between Parent and the Company. Mr. O'Connell, after consultation with the Company's legal and financial advisors, decided to meet with Mr. Weiss to determine if a proposed business combination between Parent and the Company was possible given the Company's weakening financial performance and competitive position in the greeting card industry. At a meeting on October 25, 1998, Mr. Weiss and Mr. O'Connell discussed in more detail the possible terms of such a transaction. In connection with these discussions, the parties executed a standstill agreement, pursuant to which Parent agreed not to purchase or agree or offer to purchase ownership of any of the Company's securities or assets, or solicit, or participate in a solicitation of, any proxy from stockholders of the Company, unless approved by the Company, and a confidentiality agreement, which included covenants by Parent to maintain the confidentiality of any information received by Parent regarding the Company.

     On November 3, 1998, the Company received a letter from Parent proposing a business combination between the Company and Parent in which the Company's stockholders would receive consideration of $20 per share. Over the next several weeks, Mr. Weiss and Mr. O'Connell had numerous telephone conversations involving the status of a possible business combination between the companies. Mr. O'Connell reiterated the Company Board's concerns regarding regulatory risks and the negative impact that a failed business combination would likely have on the Company's business and stockholder value and requested that Parent clarify its proposal in terms of protecting the Company and its stockholders against the risks of a failed transaction.

     On February 18, 1999, the Company announced its financial results for the fourth quarter and full year ended December 31, 1998. The Company reported lower net income and earnings per share for each such period in 1998 compared to the same period a year earlier. The Company cited an increasingly competitive greeting card industry hurt by declining unit volume and increased price sensitivity among the reasons for its financial problems. The stock price of the Company declined substantially following this announcement.

     On May 6, 1999, the Company announced its financial results for the first quarter ended March 31, 1999. The Company again reported a net loss for such period attributed, in part, to lower-than-anticipated sales of everyday products and higher returns and allowances. The stock price of the Company continued to decline following this announcement.

     On May 14, 1999, Mr. Weiss sent the Company an unsolicited letter briefly outlining a new proposal for a business combination in which Parent would acquire the Company for $10 per share in cash. On May 19, 1999, Mr. Albert R. Pezzillo, chairman of a Special Committee of the Company Board that considered Parent's proposal, sent Mr. Weiss a letter indicating that the Special Committee would need to receive a more detailed proposal from Parent which included a regulatory strategy, assurances from Parent that it would fully assume any regulatory risks and specific terms of a proposed merger agreement that would maximize the chances for a successful transaction.

     On June 8, 1999, Mr. Weiss, Mr. O'Connell, Mr. Pezzillo and their respective legal and economic advisors met to discuss the feasibility and terms of a business combination.

     Discussions continued for the next week, with Parent presenting a new proposal on June 18, 1999, in which Parent would acquire the Company for $10 per share in cash, pay the Company a termination fee of $5 million if regulatory approval were not obtained and fund a $4 million program to retain key employees of the Company. The Company informed Parent that the Company Board had met, together with its legal and financial advisors, to consider Parent's proposal and had determined that the economic protections offered by Parent did not sufficiently protect the Company in the event that regulatory approval were not obtained and that Parent's proposal was therefore rejected.

     On July 19, 1999, the Company released a preliminary analysis of its results for the second quarter ended June 30, 1999. The Company announced that it expected a further decline in its financial results with a continued increase in its loss per share due to weak sales and its on-going restructuring plan. In addition, the Company announced that it expected to report a loss for the full year ended December 31, 1999.

     Following continued discussions and negotiations, Mr. Weiss telephoned Mr. O'Connell and Mr. Pezzillo on July 19, 1999, with an updated proposal. The proposal contemplated a $10 per share cash offer for the Company, a $15 million termination fee if regulatory approval were not obtained and a $15 million retention program for the Company funded by Parent. Mr. O'Connell sent Mr. Weiss a letter dated July 26, 1999, detailing the Company Board's structural requirements for a proposed business combination. The letter indicated that Parent would have to agree to fully commit to obtaining regulatory approval, limited termination rights under the Merger Agreement, limited closing conditions to the Offer, a non-refundable $15 million retention program and a $15 million termination fee payable in all circumstances except if the Company Board recommended a superior transaction with another party pursuant to its fiduciary obligations.

     Mr. Weiss responded with a letter dated July 29, 1999, addressing the Company Board's concerns. Mr. O'Connell sent Mr. Weiss a letter dated August 4, 1999, which indicated that the Company Board met to consider Parent's latest proposal, and, after consultation with its financial and legal advisors, determined that Parent had not adequately addressed the Company Board's concerns regarding assumption of regulatory risk and certainty of closing. Consequently, the Company Board had rejected Parent's latest proposal.

     During August 1999, Mr. Weiss and Mr. O'Connell continued to discuss a possible business combination. In a letter dated August 11, 1999, Mr. O'Connell communicated to Mr. Weiss that the Company Board, after consultation with its legal and financial advisors, instructed Mr. O'Connell that it would not consider another proposal from Parent unless such proposal contained guarantees on assumption of regulatory risk, certainty of closing of the transaction and adequate financial safeguards for the Company and its stockholders in the event of a failed transaction.

     Parent and the Company exchanged numerous written communications during the month of August that detailed each party's position on a variety of issues. In late August 1999, Mr. Weiss indicated to Mr. O'Connell that Parent was reevaluating its previously stated proposal to acquire the Company at a price of $10 per Share. Mr. O'Connell, after conferring with the Company Board, advised Mr. Weiss that the Company would not consider an offer of less than $10 per Share.

     Mr. Weiss and Mr. O'Connell continued discussions during September 1999, engaging in numerous telephone calls, exchanging detailed written communications and meeting with their respective legal and financial advisors. By mid-September 1999, Parent and the Company had agreed on certain key contract terms which the Company Board required. The parties also had limited discussions regarding price per Share. Among the key terms the parties agreed to were: a non-refundable $15 million retention program funded by Parent; a $15 million termination fee payable by Parent in all circumstances except if the Company accepted a superior proposal from another party pursuant to its fiduciary obligations; limited closing conditions to the Offer and the Merger; and representations and warranties of the Company given only as of the date of the Merger Agreement, including the Company's representation and warranty regarding material adverse changes in the Company's business.

     From September 23, 1999 to October 2, 1999, Parent conducted business and legal due diligence of the Company and its operations.

     From October 1, 1999, through October 14, 1999, representatives of Parent and the Company negotiated the terms of the Merger Agreement. During this period, the Company determined that a higher termination fee would better protect the Company and its stockholders in the event of a failed transaction. Parent and the Company agreed to increase the termination fee to $20 million while reducing the retention program to $10 million. The parties continued to have on-going discussions on price. On October 14, 1999, negotiations between the parties terminated due to differences on key contract terms relating to allocation of regulatory risk.

     On October 24, 1999, Mr. Weiss contacted Mr. O'Connell to inquire if the parties would be able to settle their outstanding differences. Mr. O'Connell insisted that no further negotiations would take place unless Parent was willing to accept all of the regulatory risk of a proposed business combination. After conferring with senior management and his legal advisors, Mr. Weiss telephoned later that week and indicated that Parent, under certain conditions, would accept certain regulatory risks.

     On October 28, 1999, Mr. O'Connell and Mr. Pezzillo spoke with Mr. Weiss and reported that the Company Board had rejected Parent's revised proposal due to the conditions required by Parent with respect to the regulatory risk. During this telephone call, the parties resolved the outstanding issues and tentatively agreed on a price of $10.25 per Share, which Mr. Weiss confirmed in an October 29, 1999, telephone call with Mr. O'Connell.

     From October 30, 1999, to November 1, 1999, representatives of Parent and the Company finalized the terms of the Merger Agreement.

     At a special meeting held on November 1, 1999, the Board of Directors of Parent approved the Offer, the Merger and the Merger Agreement.

     The Company informed Parent that on November 1 and 2, 1999, at a special meeting of the Company Board, (i) Mr. O'Connell updated the directors on the status of the discussions with Parent, (ii) representatives of J.P. Morgan Securities Inc. delivered their oral opinion to the Company Board (subsequently confirmed in writing) that, as of such date, the consideration proposed to be received by the stockholders of the Company in the Offer and in the Merger was fair, from a financial point of view, to such holders and (iii) the Company Board, by a unanimous vote, approved the Offer, the Merger and the Merger Agreement and determined to recommend that the Company's stockholders accept the Offer and tender their Shares and approve the Merger and the Merger Agreement.

     The Company, Parent and Purchaser executed the Merger Agreement in the evening on November 2, 1999, and publicly announced the transaction on the morning of November 3, 1999.

     On November 9, 1999, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; OTHER MATTERS

PURPOSE OF THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is to enable Purchaser to acquire, in one or more transactions, control of, and the entire equity interest, in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the Stockholders to Parent and to provide the Stockholders with cash in a per Share amount equal to the Offer Price for all of their Shares.

PLANS FOR THE COMPANY

     Following consummation of the Merger, Parent presently intends to operate the company as a subsidiary under the name of the Company. However, Parent will conduct a further review of the Company and its subsidiaries and their respective assets, businesses, corporate structure, capitalization, operations, properties, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist, and reserves the right to effect such actions or changes. Parent's decisions could be affected by information hereafter obtained, changes in general economic or market conditions or in the business of the Company or its subsidiaries, actions by the Company or its subsidiaries and other factors.

     Except as otherwise provided in this Offer To Purchase, and for possible transactions between the Company and other subsidiaries of Parent in connection with the integration of business conducted by the Company with the other businesses of Parent and its subsidiaries after the Effective Time, Purchaser, Parent and the directors and officers of Purchaser and Parent listed on Schedule I have no current plans or proposals that would result in (i) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets involving the Company or any of its Subsidiaries, (ii) a sale or transfer of a material amount of the assets of the Company or any of its Subsidiaries, (iii) any change in the present Company Board or management of the Company, (iv) any material change in the present capitalization or dividend policy of the Company, (v) any material change in the Company's corporate structure or business, (vi) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an interdealer quotation system of a registered national securities association, or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is filed with the Commission as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained from the offices of the Commission in the same manner as set forth in Section 8 above. Defined terms used below and not defined herein have the respective meanings assigned to those terms in the Merger Agreement.

     THE OFFER. The Merger Agreement provides for the commencement of the Offer, completion of which is subject only to the conditions set forth in Section 14 of this Offer To Purchase. Purchaser expressly reserved the right in the Merger Agreement to waive the condition set forth in Section 14 relating to the representations and warranties and covenants of the Company; provided, however, that no other change in the conditions of the Offer may be made without the prior written consent of the Company. Subject to the terms of the Merger Agreement, without the prior written consent of the Company, Purchaser will have the right to extend the Offer (i) from time to time if, at the scheduled or extended expiration date of the Offer, any of the conditions set forth in
Section 14 exist, until such conditions no longer exist or (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law; provided, however, that each such extension will be for such period (not to exceed 20 business days without the consent of Parent) as may be specified by the Company. If all of the conditions to the Offer are satisfied or waived on any scheduled expiration date of the Offer, the Company will have the right to require Purchaser to extend the Offer on one or more occasions for an aggregate period of not more than 20 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of the previous sentence, if, on such expiration date the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with the Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully-diluted basis (assuming the exercise of all outstanding Options that are exercisable and in-the-money at the Offer Price), and Purchaser will have the right to extend the Offer on one occasion for a period of not more than 5 business days pursuant to the provisions of this sentence; provided, however,that the Company may prevent such extension by Purchaser if the Company, in its reasonable judgment, determines that such an extension could threaten in any way the consummation of the Offer. If all of the conditions to the Offer are not satisfied or waived on any scheduled expiration date of the Offer, Purchaser will extend the Offer from time to time until such conditions are satisfied or waived; provided, however, that each such extension will be for such period (not to exceed 20 business days without the consent of Parent) as may be specified by the Company and; provided further, however, that Purchaser will not be required to extend the Offer if the Merger Agreement is terminable because the Offer has not been consummated on or before 18 months after the execution of the Merger Agreement (except as extended for the time period equal to the time period beyond ten business days during which either the Company or Parent fails to make an HSR Filing) or within ten days following the satisfaction of all other conditions of the Offer, the Minimum Condition shall not have been satisfied (except as extended to allow for the extension of the Expiration Date of the Offer pursuant to clause (ii) of the fourth sentence of this paragraph or pursuant to the adjustment of the Offer Price as described above). Purchaser will, and Parent will cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares properly tendered and not withdrawn pursuant to the Offer that Purchaser is obligated to purchase.

     See Section 14 of this Offer To Purchase for a discussion of the conditions to the Offer.

     The Company made representations to Parent and Purchaser in the Merger Agreement that (a) the Company Board, at a meeting duly called and held, (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Stockholders, (ii) unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (such approval being sufficient to render Section 203 of Delaware Law, Articles V and VI of the Company's Certificate of Incorporation and the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger), (iii) unanimously resolved to recommend acceptance of the Offer and approval and adoption of the Merger Agreement and the Merger by the Stockholders, provided, however, that, the Company Board may, subject to the terms of the Merger Agreement and its fiduciary duties under applicable law, withdraw, modify or amend such recommendation and (iv) amended the Rights Agreement in order to (A) render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (B) ensure that (1) neither Parent nor any of its subsidiaries nor any of its permitted assignees or transferees is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement and (2) a Stock Acquisition Date, Triggering Event or Distribution Date (in each case, as defined in the Rights Agreement) does not occur by reason of the execution of the Merger Agreement, the commencement or completion of the Offer, the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (b) that

J.P. Morgan Securities Inc. has delivered to the Company Board its opinion that the consideration to be received in the Offer and the Merger is fair to the Stockholders from a financial point of view.

     BOARD REPRESENTATION. The Merger Agreement provides that effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent will be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this provision) and (ii) the percentage that the number of Shares beneficially owned by Parent (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board other than the Executive Committee or any committee of the Board established to take action under the Merger Agreement and
(ii) each board of directors of each subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that at least three members of the Company Board and such committees and boards as of the date of the Merger Agreement who are not employees of the Company (the "Continuing Directors") will remain members of the Company Board and such committees and boards until the Effective Time, provided, however, that, if the number of Continuing Directors is reduced below three prior to the Effective Time, the remaining such Directors will be entitled to designate to fill the vacancy a person who is not an officer, director or designee of Parent or any of its affiliates and who will be deemed to be a Continuing Director for all purposes of the Merger Agreement. The Company's obligations to appoint Parent's designees to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company will promptly take all actions, and will include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Following the election or appointment of Parent's designees and until the Effective Time, the approval of a majority of the Continuing Directors of the Company then in office who were not designated by Parent shall be required to authorize (and such authorization will constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, will be required to authorize) any termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action thereunder by Parent or Purchaser and any waiver of compliance with any of the agreements or conditions contained therein for the benefit of the Company.

     THE MERGER. The Merger Agreement provides that at the Effective Time, Purchaser will be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Purchaser will cease, and the Company will be the surviving corporation (the "Surviving Corporation"). The certificate of incorporation of Purchaser in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided, however, that, at the Effective Time,
Article I of such certificate of incorporation will be amended to read as follows: "The name of the corporation is Gibson Greetings, Inc." The bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation until amended in accordance with applicable law. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation and (ii) the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation.

     CONSIDERATION TO BE PAID IN THE MERGER. The Merger Agreement provides that at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser or the Company or the holders of any of the following securities: (i) except as described below, each Share outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration; (ii) each Share held by the Company as treasury stock or owned by Parent or any of its subsidiaries immediately prior to the Effective

Time will be canceled, and no payment will be made with respect thereto; and
(iii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

     If, during the period between the date of the Merger Agreement and the Effective Time, any change in the outstanding Shares occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted.

     If a Liquidation Event occurs (or if more than one such Liquidation Event occurs, with respect to each Liquidation Event), each of the Merger Consideration and the Offer Price will be increased by an amount equal to 30% of any after-tax gain (after giving full effect to any capital loss carry-forward available to the Company, the availability of which is confirmed by the Company's independent accountants) on such Liquidation Event, calculated in accordance with generally accepted accounting principles, divided by the total number of Shares then outstanding on a fully diluted basis, assuming for this purpose the exercise only of outstanding Options, whether or not such Options are then vested, that are (or, giving effect to the adjustment in the Offer Price contemplated hereby, would be) in-the-money. The price used to compute any after-tax gain on a Liquidation Event will be the cash received by the Company in such sale or disposition (net of any underwriting discounts and other amounts paid by the Company in connection with such sale), but only if such cash is for an aggregate amount in excess of the Company's then net book value of its interest in EGN.

     COMPANY STOCK OPTION PLANS. The Merger Agreement provides that the Company shall take all actions necessary (which include, but are not limited to, satisfying the requirements of Rule 16b-3(e) promulgated under Section 16 of the Exchange Act, without incurring any liability in connection therewith, and seeking any consents required of holders of Options) to provide that at or immediately prior to the Effective Time, each Option outstanding under any of the Company's Stock Option Plans, whether or not vested or exercisable, will be canceled, and the Company shall pay each holder of any such Option, at or promptly after the Effective Time, for each such Option surrendered an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Option by (ii) the number of Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such Option in full immediately prior to the Effective Time. Prior to the Effective Time, the Company will make any amendments to the terms of the Stock Option Plans deemed necessary by the Company or Parent to give effect to the transactions contemplated above. Except as provided in the Merger Agreement or as otherwise agreed to by the parties, the Company will cause the Stock Option Plans to terminate as of the Effective Time and the Company will ensure that following the Effective Time, no holder of Options or any participant in the Stock Option Plans will have any right to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     STOCKHOLDER MEETING. The Merger Agreement provides that the Company will cause a meeting of the Stockholders (the "Company Stockholder Meeting") to be duly called and held as soon as reasonably practicable after consummation of the Offer for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger, unless Delaware Law does not require a vote of the Stockholders for consummation of the Merger. Subject to the provisions of the Merger Agreement, the Company Board will recommend approval and adoption of the Merger Agreement and the Merger by the Stockholders. The Merger Agreement also provides that, notwithstanding the above, if Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties to the Merger Agreement will, at the request of Parent, take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Shares pursuant to the Offer without a meeting of Stockholders in accordance with Delaware Law.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made representations and warranties as of the date of signing the Merger Agreement with respect to, among other things: (i) its organization, corporate powers and qualifications, (ii) its corporate power and authority to execute, deliver and perform the Merger Agreement and, subject to obtaining any necessary Stockholder approval, consummate the transactions contemplated thereby, (iii) the absence of required governmental authorizations for the execution, delivery and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby, (iv) the absence of conflicts or defaults between the Merger Agreement and the transactions contemplated thereby with the Company's certificate of incorporation or bylaws, laws, statutes, ordinances, rules, regulations, judgments, injunctions, orders or decrees, contracts. licenses, leases, or loans and the absence of required consents, (v) the capitalization of the Company, (vi) the organization, corporate powers and qualifications of the Company's material subsidiaries and the ownership by the Company of its material subsidiaries, (vii) the accuracy of documents filed by the Company with the Commission, (viii) the accuracy of financial statements filed by the Company with the Commission, (ix) the conduct of the business of the Company and the absence of certain events since June 30, 1999, (x) the absence of undisclosed material liabilities, (xi) compliance with laws and court orders, (xii) the absence of litigation, (xiii) the absence of finders fees and commissions (excluding fees and commissions to be paid to J.P. Morgan Securities Inc.) payable in connection with the transactions contemplated by the Merger Agreement, (xiv) certain tax considerations, (xv) employee benefit plans, (xvi) certain environmental matters, (xvii) the Company's action to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from the provisions of Section 203 of Delaware Law and Articles V and VI of the Company's certificate of incorporation and the Company's action to render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (xviii) certain intellectual property matters and (xix) the current status of the Company's Year 2000 readiness. The continued accuracy of the representations and warranties of the Company in the Merger Agreement is not a condition to closing either the Offer or the Merger.

     Pursuant to the Merger Agreement, Parent and Purchaser have made representations and warranties with respect to, among other things, (i) their organization and corporate power, (ii) their corporate power and authority to execute, deliver and perform the Merger Agreement and the transactions contemplated by the Merger Agreement, (iii) the absence of required governmental authorizations for the execution, delivery and performance by Parent and the Purchaser of the Merger Agreement and the consummation by Parent and Purchaser of the transactions contemplated thereby, (iv) the absence of conflicts or defaults between the Merger Agreement and the transactions contemplated thereby with Parent or Purchaser's certificate of incorporation or bylaws, laws, rules, regulations, judgments, injunctions, orders or decrees and the absence of required consents, (v) the absence of finders fees and commissions (excluding fees and commissions to be paid to Wasserstein & Perella & Co., Inc. in connection with the transactions contemplated by the Merger Agreement), and (vi) the availability of funds or borrowing capacity necessary for the transactions contemplated by the Merger Agreement.

     CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the terms of the Merger Agreement the Company has agreed that during the period from the date of the Merger Agreement until the Effective Time, (i) the Company and its subsidiaries will conduct their business and affairs in the ordinary course consistent with past practice and will use their reasonable best efforts to preserve intact their business organizations and relationships with third parties; (ii) the Company will not amend its certificate of incorporation or bylaws; (iii) the Company will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its subsidiaries will (y) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries, other than issuances of Shares pursuant to securities, options, warrants, calls, commitments or rights that have been granted at the date of the Merger Agreement and are or become exercisable prior to the Effective Time and previously disclosed to Parent in writing or as set forth in various documents filed with the Commission or (z) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; provided, however, that, the Company is not prohibited from issuing shares, options or warrants to acquire up to 100,000 shares of capital stock of any class of the Company pursuant to its 1999 Incentive Stock Option Plan for a period of ten business days following the date of the Merger Agreement, provided, however, that, no such issuances will be made to the Chief Executive Officer or Chief Financial Officer of the Company and the Company will not be prohibited from taking any action pursuant to the Company's obligations to The Ink Group NZ Limited or The Ink Group Publishers PTY Limited regarding any put rights held by such entities; (iv) the Company will not (y) incur any long-term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date of the Merger Agreement other than, in each case, to operate the Company's business in the ordinary course or (z) except in the ordinary course of business consistent with past practice, enter into, amend, terminate, renew or fail to use reasonable efforts to renew in any material respect any material contract; (v) except pursuant to employment contracts in effect on the date of the Merger Agreement, neither the Company nor any of its subsidiaries will (x) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its subsidiaries to any employee, (y) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement, or (z) enter into or amend in any material respect any employment or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries, provided, however, that the Company is not prohibited from taking any action under the Merger Agreement pursuant to its program established by the Rabbi Trust and the related plan; (vi) neither the Company nor its subsidiaries will change the accounting principles used by it unless required by generally accepted accounting principles (or, if applicable with respect to subsidiaries, foreign generally accepted accounting principles); (vii) neither the Company nor any of its subsidiaries will acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, otherwise acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) for an amount in excess of $10 million, individually or in the aggregate, other than (x) any investment by the Company in EGN necessary to maintain the Company's pro rata investment in EGN or (y) any exercise by the Company of its warrants in EGN;
(viii) neither the Company nor any of its subsidiaries will sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets except (x) pursuant to existing contracts or commitments and (y) in the ordinary course of business consistent with past practice, except that the Company may dispose of in any manner and at any time all or a portion of its interest in EGN, provided, however, that, if the Company disposes of EGN and such disposition is (A) for an aggregate amount less than $30 million or (B) to an affiliate of the Company, then such disposition shall be for an amount at least equal to fair market value of the Company's interest in EGN that is disposed; (ix) the Company and its subsidiaries will not mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien on any of its properties or assets, except in connection with the incurrence of indebtedness permitted under the Merger Agreement; (x) neither the Company nor its subsidiaries will compromise, settle, grant any waiver or release relating to or otherwise adjust any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including any litigation, except for any such compromise, settlement, waiver, release or adjustment in the ordinary course of business consistent with past practice and involving a payment by the Company or any of its subsidiaries not in excess of $250,000 in the aggregate following prior notice to and consultation with Parent; and (xi) neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

     CONSENTS, APPROVALS AND FILINGS. The Merger Agreement provides that the Company and Parent will use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement, including, without limitation, using their best efforts to cause the conditions to the Offer to be satisfied as soon as reasonably possible and, subject to the terms and conditions of the Merger Agreement, consummating the Offer as soon as possible after such conditions are satisfied or waived. Each of the Parent and Company also agree to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement as promptly as practicable and in any event within ten business days of the date of the Merger Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

     In connection with the efforts referenced above to obtain all requisite approvals and authorizations for the transactions contemplated by the Merger Agreement under the HSR Act or any other Antitrust Law (as defined below), each of Parent and Company will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any such other governmental authority or, in connection with any proceeding by a private party. Subject to the Confidentiality Agreement, dated as of October 28, 1998 between the Company and Parent (the "Confidentiality Agreement"), covenants by the Parent regarding confidentiality set forth in the Merger Agreement, and any attorney-client, work product or other privilege, each of the parties to the Merger Agreement will coordinate and cooperate fully with the other parties to the Merger Agreement in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act. Any competitively sensitive information that is disclosed pursuant to the foregoing will be limited to each of Parent's and the Company's respective counsel and economists pursuant to a separate customary confidentiality agreement. For purposes of the Merger Agreement, "Antitrust Law" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

     The Merger Agreement also provides that each of Parent and the Company shall use its best efforts to resolve such objections if any, as may be asserted with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement, including, without limitation, vigorously defending in litigation on the merits any claim asserted in any court by any party through a final and nonappealable judgment.

     If any objections are asserted with respect to the transactions contemplated by the Merger Agreement under any Antitrust Law or if any suit is instituted by any government authority or any private party challenging any of the transactions contemplated by the Merger Agreement as violative of any Antitrust Law, each of Parent and the Company shall use its best efforts to resolve such objections or challenge as such governmental authority or private party may have to such transactions under such Antitrust Law so as to permit consummation of the transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company (and, to the extent required by any governmental authority, its respective subsidiaries and affiliates over which it exercises control) shall be required to pursue a resolution with any governmental authority and, if acceptable to any governmental authority, enter into a settlement, undertaking, consent decree, stipulation or other agreement with such governmental authority regarding antitrust matters in connection with the transactions contemplated by the Merger Agreement (each, a "Settlement"). Notwithstanding anything else contained in the Merger Agreement, neither Parent nor the Company will be required to enter into any Settlement that requires Parent and/or the Company to sell or otherwise dispose of assets of Parent and its subsidiaries and/or the Company and its subsidiaries (any such action, a "Divestiture") if such Divestiture would have a material adverse effect on the pro forma combined business of Parent and the Company.

     The Company acknowledged that Parent will lead the process to obtain all necessary waivers, consents and approvals, and to effect all necessary filings under the Antitrust Law, and that Parent's reasonable determination after consultation with the Company as to the appropriate course of action to obtain such waivers, consents and approvals will be final, provided, however, that, the foregoing will not limit in any respect any of the parties' obligations under the Merger Agreement.

     DIRECTOR AND OFFICER LIABILITY. The Merger Agreement provides that Parent shall cause the Surviving Corporation to do the following: (i) for six years after the Effective Time, indemnify and hold harmless the present and former officers and directors of the Company (each an "Indemnified Person") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date of the Merger Agreement, provided, however, that such indemnification will be subject to any limitation imposed from time to time under applicable law; (ii) for six years after the Effective Time, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement. If Parent, the Surviving Corporation or any of its successors or assigns (x) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (y) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, will assume the obligations set forth in this provision. The rights of each Indemnified Person under this paragraph will be in addition to any rights such person may have under the certificate of incorporation or bylaws of the Company or any of its subsidiaries, or under Delaware Law or any other applicable laws. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each Indemnified Person.

     The Merger Agreement also provides that Parent shall, prior to the Effective Time, provide the Company with pre-paid, irrevocable officers' and directors' liability insurance with a nationally recognized insurance provider with an A.M. Best rating of at least "A", in amounts and for such periods of time as specified above.

     EMPLOYEE BENEFITS. The Merger Agreement provides that for a period of one year after the Effective Time, Parent will maintain or cause to be maintained employee compensation and benefit plans and arrangements for the benefit of each individual who is an employee of the Company or its subsidiaries as of the Effective Time (each a "Transferred Employee") that are no less favorable to such Transferred Employee than the compensation and benefits provided to the Transferred Employee by the Company and its subsidiaries immediately prior to the Effective Time. Without limiting the generality of the foregoing, (i) for a period of one year after the Effective Time, Parent will maintain or cause to be maintained severance and employment termination benefits no less favorable to each Transferred Employee than the severance and employment termination benefits provided under the plans, policies and practices of the Company and its subsidiaries, immediately prior to the Effective Time, and (ii) for a period of one year after the Effective Time Parent will maintain or cause to be maintained for the benefit of each eligible current and former employee of the Company and its subsidiaries (and his or her eligible domestic partner) the post-retirement medical and life insurance benefits maintained by the Company and its subsidiaries immediately prior to the Effective Time and will make such benefits available to each such individual on a basis no less favorable to such individual than the basis on which such benefits were provided to similarly situated individuals immediately prior to the Effective Date.

     If Transferred Employees or former employees of the Company or its subsidiaries are included in any benefit plan, policy, or arrangement of Parent or its affiliates such individuals will receive credit for service prior to the Effective Time with the Company and its subsidiaries and their respective predecessors for all purposes to the same extent such service was recognized under any similar Employee Plan (as hereinafter defined) of the Company or its subsidiaries, except that such service will not be counted for purposes of benefit accruals under any defined benefit pension plan to the extent that it would result in a duplication of vested benefits accrued by any such individual under any Employee Plan of the Company or its subsidiaries. If Transferred Employees or former employees of the Company or its subsidiaries (or their domestic partners or dependents) are included in any medical, dental or health plan other than the plans they participated in at the Effective Time (a "Successor Plan"), any such Successor Plan will waive pre-existing conditions, to the extent such conditions were not applicable under the Employee Plans of the Company and its subsidiaries, and will provide that any expenses incurred prior to such change will be taken into account under the deductible and out-of-pocket maximums under such Successor Plan. For purposes of the Merger Agreement, "Employee Plan" means any material, written "employee benefit plan," as defined in Section 3(3) of ERISA, or employment, severance or similar contract or other plan providing for severance benefits, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, health, medical or disability benefits which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any subsidiary, or with respect to which the Company or any subsidiary has any liability. For purposes of the Merger Agreement, "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986.

     NO SOLICITATION. The Merger Agreement provides that from the date of the Merger Agreement until the acceptance for payment by Purchaser of the Shares tendered into the Offer or the earlier termination of the Merger Agreement, the Company will not, and will cause its subsidiaries and the officer, directors, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and its subsidiaries not to (i) take any action (A) to solicit or (B) for the primary purpose of initiating or encouraging the submission of any Acquisition Proposal (as hereinafter defined), (ii) engage in substantive discussions or negotiations with, or disclose any material nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person who the Company should reasonably be expected to know is considering making, or has made and Acquisition Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person, in each case, for the primary purpose of making any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by the Merger Agreement. The Company will notify Parent promptly after receipt by the Company (or any of its advisors) of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person who the Company should reasonably be expected to know is considering making, or has made, an Acquisition Proposal. The Company will, and will cause its subsidiaries and the directors, officers and other agents of the Company and its subsidiaries to, cease immediately and cause to be terminated all discussions and negotiations with any persons conducted prior to the date of the Merger Agreement with respect to any Acquisition Proposal. Nothing contained in the Merger Agreement will prevent the Company Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal.

     Notwithstanding the foregoing, prior to the acceptance for payment by Purchaser of the Shares tendered in the Offer the Company may, if it gives Parent notice of its intention to do so, negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any person who delivers an unsolicited Superior Proposal (as hereinafter defined) if (i) the Company, among other things, notifies Parent promptly after its receipt of any Acquisition Proposal, (ii) the Company Board determines in its good faith, reasonable judgment, after consultation with and the receipt of advice from its financial advisor and outside counsel, that failure to take such action could create a reasonable possibility of a breach of the fiduciary duties of the Company Board under applicable law, and (iii) such person executes a confidentiality agreement with the Company not more favorable to the recipient of such information than the Confidentiality Agreement.

     For the purposes of the Merger Agreement, an "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, consolidation, tender offer, share exchange, business combination, reorganization, recapitalization or other similar transaction involving the Company or any of its subsidiaries or any proposal or offer to acquire, directly or indirectly, any equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its subsidiaries, other than (i) the transactions contemplated by the Merger Agreement and (ii) any transaction involving EGN. For purposes of the Merger Agreement, a "Superior Proposal" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Shares on terms that the Company Board determines in good faith by a majority vote, on the basis of the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (i) is more favorable to all the Company's stockholders than as provided under the Merger Agreement, (ii) is reasonably capable of obtaining any required financing and (iii) is reasonably capable of being completed.

     The Company Board will be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to the Stockholders under the Merger Agreement if the Company Board determines in its good faith, reasonable judgment, after consultation with and the receipt of advice from its financial advisor and outside counsel, that an Acquisition Proposal is a Superior Proposal and that failure to take such action could create a reasonable possibility of a breach of the fiduciary duties of the Company Board under applicable law.

     STANDSTILL AND CONFIDENTIALITY AGREEMENTS. The Merger Agreement provides that during the period from the date of the Merger Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement for the benefit of the Company or any of its subsidiaries, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto, provided, however, that the Company may take such action if the Company Board determines in its good faith, reasonable judgment, after consultation with and the receipt of advice from its financial advisor and outside counsel, that failure to do so would create a reasonable possibility of breach of the fiduciary duties of the Company Board under applicable law, and provided, further, however, that this provision will not apply to any confidentiality agreement that is not related to, or does not arise from, an Acquisition Proposal.

     RIGHTS AGREEMENT AND ANTI-TAKEOVER PROVISIONS. The Merger Agreement provides that the Company Board will take all further action reasonably requested in writing by Parent (including redeeming the Rights immediately prior to the Effective Time or further amending the Rights Agreement) in order to render the Rights Agreement inapplicable to the Offer and the Merger and the other transactions contemplated thereby to the extent provided therein and in the Rights Agreement. Except as described above with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement or approved in writing by Parent, the Company Board of Directors will not (i) amend the Rights Agreement, (ii) redeem the Rights or (iii) take any action with respect to, or make any determination under, the Rights Agreement to facilitate an Acquisition Proposal, provided, however, that the Company may take such action if the Company Board determines in its good faith, reasonable judgment, after consultation with and the receipt of advice from its financial advisor and outside counsel, that failure to do so would create a reasonable possibility of a breach of its fiduciary duties under applicable law. In addition, except as otherwise provided in the Merger Agreement, the Company will not approve an Acquisition Proposal, other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, for purposes of Section 203 of Delaware Law or Article VI of the Company's Certificate of Incorporation, provided, however, that the Company may take such action if the Company Board determines in its good faith, reasonable judgment, after consultation with and the receipt of advice from its financial advisor and outside counsel, that failure to do so would create a reasonable possibility of a breach of its fiduciary duties under applicable law.

     CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to effect the Merger will be subject to the satisfaction of the following conditions: (i) if required by Delaware Law, the Merger Agreement shall have been approved and adopted by the Stockholders in accordance with such law; (ii) no injunction shall have been issued and remain in effect which restrains consummation of the Merger; and (iii) the number of Shares tendered pursuant to the Offer and not withdrawn, together with the Shares then owned by Parent, satisfies the Minimum Condition and the Purchaser has accepted for payment and paid for such Shares.

     The Merger Agreement further provides that the respective obligation of each of Parent and Purchaser to effect the Merger will be subject to the satisfaction or waiver, prior to the Effective Time, of the additional condition that the Company shall have performed in all material respects is obligations with respect to the election or appointment of Parent's designees to the Company Board, as described above.

     TERMINATION AND FEES. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders): (i) by mutual written agreement of the Company and Parent; (ii) by either the Company or Parent, if,
(A) the Offer has not been consummated on or before 18 months after the date of the Merger Agreement, provided, however, that (x) the right to terminate the Merger Agreement pursuant to this clause (A) will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by such time and (y) such 18 month period will be extended for the time period equal to the time period beyond ten business days during which either the Company or Parent fails to make an HSR Filing as described above, (B) within ten days following satisfaction of all other conditions to the Offer, the Minimum Condition has not been satisfied, provided, however, that, such ten day period will be extended for a period to allow for the extension of the Expiration Date for an increase in the Offer Price and as may be required by the Commission, (C) a permanent injunction which is final and nonappealable shall have been issued restraining or otherwise prohibiting consummation of the Merger or any of the other transactions contemplated by the Merger Agreement, provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (C) shall have used all efforts to prevent the entry of such permanent injunction or (D) the other party has breached or failed to perform in all material respects any of its obligations described above in the section above entitled "Consents, Approvals and Filings," on or prior to such time, provided, however, that, such party shall have failed to substantially cure such failure to perform within a reasonable time after being notified of such failure to perform; (iii) by Parent, if, after the date of the Merger Agreement and prior to the acceptance for payment of the Shares under the Offer: (A) the Company Board shall have withdrawn, or modified in a manner materially adverse to Parent, its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended an Acquisition Proposal other than by Parent or its affiliates, (B) the Company Board shall have (x) amended the Rights Agreement to facilitate an Acquisition Proposal or (y) terminated or redeemed the Rights, except in each case as is necessary to render the Rights Agreement inapplicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement (or any other Acquisition Proposal by Parent or its affiliates) or as directed by Parent pursuant to the Merger Agreement, (C) the Company Board shall have taken action under Section 203 of Delaware Law or Article VI of the Company's Certificate of Incorporation to approve any transaction other than the Offer and the Merger and the other transactions contemplated thereby (or any other Acquisition Proposal by Parent or its affiliates), or (D) the Company shall have breached or failed to perform any of its obligations under the Merger Agreement required to be performed on or prior to such time or any of the representations and warranties of the Company under the Merger Agreement shall fail to be accurate as of the date made, provided, however, that in each such case, (x) the Company shall have failed to substantially cure such breach, failure to perform or inaccuracy within a reasonable time after being notified by Parent of such breach, failure to perform or inaccuracy and (y) such breach, failure to perform or inaccuracy would have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iv) by the Company, if, prior to the acceptance for payment of the Shares under the Offer the Company Board shall have recommended, or entered into an agreement with respect to, a Superior Proposal.

     The party desiring to terminate the Merger Agreement as described above (other than pursuant to clause (i) above) must give notice of such termination to the other party. Termination by the Company as described in clause (iv) above will not be effective unless and until the Company has paid to Parent the fee described below. Termination by Parent as described in clauses (i), (ii)(A),
(ii)(C), (ii)(D) or (iii)(D) above will not be effective unless and until Parent has paid, or caused the Escrow Agent (as hereinafter defined) to pay, to the Company the fee described below.

     In the Merger Agreement, the Company has agreed to pay Parent a fee in immediately available funds equal to $7 million concurrently with the termination of the Merger Agreement if the Merger Agreement is terminated by Parent pursuant to the events described in clauses (iii)(A), (iii)(B) or
(iii)(C) of the second preceding paragraph or by the Company pursuant to the events described in clause (iv) of the second preceding paragraph; provided, however, that Parent or Purchaser is not in breach of its representations and warranties under the

Merger Agreement and has not failed to perform in all material respects each of its obligations under the Merger Agreement.

     In the Merger Agreement, Parent has agreed to pay, or cause to be paid to, the Company a fee in immediately available funds equal to $20 million simultaneously with the termination of the Merger Agreement if the Merger Agreement is terminated as a result of the occurrence of any of the events described in clauses (i), (ii)(A), (ii)(C), (ii)(D) or (iii)(D) of the third preceding paragraph; provided, however, that, at the time of such termination, the applicable waiting period under the HSR Act shall not have expired or been terminated and the FTC, the Antitrust Division or any other person shall not be challenging by litigation or otherwise any of the transactions contemplated by the Merger Agreement. Concurrently with the signing of the Merger Agreement, Parent delivered the $20 million termination fee to The Bank of New York (the "Escrow Agent") to be held, invested and disbursed by the Escrow Agent as provided in the Escrow Agreement, dated as of November 2, 1999, between the Company and the Escrow Agent.

     EXPENSES. Except as described below, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense. Whether or not the transactions contemplated by the Merger Agreement are consummated, Parent has agreed to pay all costs and expenses incurred by the Company or its subsidiaries in connection with the Merger Agreement arising from the HSR Act review and the Company's obligations described in the section above entitled "Consents, Approvals and Filings," including, without limitation, all costs and expenses related to prior antitrust analyses undertaken by the Company and its advisors in connection with the transactions contemplated by the Merger Agreement since October 1, 1998, preparing and filing the Notifications and Report Form pursuant to the HSR Act, responding to a second request issued under the HSR Act, preventing the entry of any injunction, appealing any such injunction, obtaining all necessary consents, approvals or waivers from any government authorities, opposing vigorously any litigation or administrative proceeding relating primarily to antitrust aspects of the Merger Agreement or the transactions contemplated thereby or otherwise complying with any Antitrust Law. Parent shall promptly pay such costs and expenses as they are incurred by the Company, provided, however, that, Parent's obligation to pay such costs and expenses will not exceed in the aggregate $2.5 million.

     RABBI TRUST. Concurrently with the signing of the Merger Agreement, Parent contributed cash in the amount of $10 million to the Rabbi Trust, which was established by the Company to fund the compensation and benefits to be provided to employees of the Company and its subsidiaries under incentive arrangements designed and adopted by the Company. The incentives will reward certain specified employees of the Company who remain with the Company through the Effective Time, facilitating the Company's continued operation of its business during the period before the Effective Time.

     CONFIDENTIALITY. The Merger Agreement provides that prior to the Effective Time and after any termination of the Merger Agreement and for two years thereafter, Parent will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents (including, without limitation, any economists employed by Parent to assist in its antitrust review of the Offer, the Merger and the transactions contemplated thereby) to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any of its subsidiaries furnished to Parent or its affiliates in connection with the transactions contemplated by the Merger Agreement, including, without limitation, the stockholder lists furnished by the Company to Parent, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Parent, (ii) in the public domain through no fault of Parent or (iii) later lawfully acquired by Parent from sources other than the Company, provided, however, that Parent may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by the Merger Agreement so long as Parent informs such persons of the confidential nature of such information and directs them to treat it confidentially. Parent and its affiliates will satisfy their obligation to hold any such information in confidence if they exercise the same care with respect to such information as a reasonable person would take to preserve the confidentiality of their own similar information under similar circumstances. If the Merger Agreement is terminated, Parent and its affiliates will, and will use their best efforts to cause their officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the Company, upon request, all documents and other materials, and
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

all copies thereof, that Parent or its affiliates obtained, or that were obtained on their behalf, from the Company or any of its subsidiaries in connection with the Merger Agreement and that are subject to such confidence. Notwithstanding anything therein to the contrary, the terms of the Confidentiality Agreement executed by Parent will remain in full force and effect.

     AMENDMENTS AND WAIVERS. The Merger Agreement provides that any provision of the Merger Agreement may be amended or waived prior to the Effective Time, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided, however, that, after the adoption of the Merger Agreement by the Stockholders and without their further approval, no such amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for the Shares.

     THIRD PARTY BENEFICIARIES. Except with respect to any Indemnified Person, no provision of the Merger Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities thereunder upon any person other than the parties thereto and their respective successors and assigns.

OTHER MATTERS

     EFFECTS OF INABILITY TO CONSUMMATE THE MERGER. Pursuant to the Merger Agreement, following the consummation of the Offer and subject to certain other conditions, Purchaser will be merged with and into the Company. If, following the Offer, approval of the Stockholders is required by applicable law in order to consummate the Merger of Purchaser with the Company, the Company will submit the Merger to the Stockholders for approval. If the Merger is submitted to the Company's Stockholders for approval, the Merger will require the approval of the holders of a majority of the outstanding Shares, including the Shares owned by Purchaser. If the Offer is consummated, and the Minimum Condition is satisfied without being reduced or waived, Purchaser will be able to approve the Merger without the vote of any other Stockholder.

     If the Merger is consummated, Stockholders who elected not to tender their Shares in the Offer will receive the same amount of consideration in exchange for each Share as they would have received in the Offer, subject to their rights to exercise dissenters' rights.

     If, following the consummation of the Offer, the Merger is not consummated, Parent, which owns 100% of the Common Stock of Purchaser, indirectly will control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law, the Company has agreed to take all actions necessary to cause a majority of the directors of the Company selected by Parent to consist of persons designated by Parent (whether, by election or by the resignation of existing directors and causing Parent designees to be elected). As a result of its ownership of such Shares and right to designate nominees for election to the Company Board, Parent indirectly will be able to influence decisions of the Board and the decisions of Purchaser as a Stockholder of the Company. This concentration of influence in one Stockholder may adversely affect the market value of the Shares.

     If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Stockholders of the Company, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval. If for any reason following completion of the Offer, the Merger is not consummated, Parent and Purchaser reserve the right, subject to its standstill agreement with the Company (as amended by the Merger Agreement) and to any applicable legal restrictions, to acquire additional Shares through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by Parent and Purchaser.

     STATUTORY REQUIREMENTS. In general, under Delaware Law a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an Agreement of Merger containing provisions with respect to certain statutorily specified matters and the approval of such Agreement of Merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. According to the Company's

Certificate of Incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights.

     Delaware Law also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise Purchaser acquires or controls the voting power of at least 90% of the Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

     APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Stockholders who have not tendered their Shares will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of Delaware Law ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Offer Price.

     Parent does not intend to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any Stockholder and the demand for appraisal of, and payment in cash for the fair value of, the Shares. Parent intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than the price paid in the Merger. In this regard, Stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including J.P. Morgan Securities Inc. opinion described herein) are not necessarily opinions as to "fair value" under Section 262.

     Several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders that requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and in Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger that is found to be not fair to the minority stockholders is the right to appraisal described above, monetary damages, injunctive relief or such other relief as the court may fashion may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER DELAWARE LAW DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER DELAWARE LAW.

     THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

     GOING PRIVATE TRANSACTIONS. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. However, Purchaser believes that Rule 13e-3 will be inapplicable because it is anticipated that (i) the Shares will be deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination will be consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

     If, during the period between the dates of this Agreement and the Effective Time, any change in the outstanding Shares occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted.

     The Merger Agreement provides that, the Company will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; and neither the Company nor any of its subsidiaries will (i) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its subsidiaries, other than issuances of Shares pursuant to securities, option, warrants, calls, commitments or rights that have been granted at the date hereof and are or become exercisable prior to the Effective Time and previously disclosed to Parent in writing or as set forth in the Company's SEC filings or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; provided, however, that this paragraph will not prohibit the Company from (A) issuing shares, options or warrants to acquire up to 100,000 shares of capital stock of any class of the company pursuant to its 1999 Incentive Stock Option Plan for a period of 10 business days following the date of the Merger Agreement; provided, however, that, no such issuances will be made to the Chief Executive Officer or Chief Financial Officer of the Company or (B) taking any action pursuant to the Company's obligations to The Ink Group NZ Limited or The Ink Group Publishers PTY Limited regarding any put rights held by such entities.

     If on or after the date of the Merger Agreement the Company declares or pays any dividend on the Shares or any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to Stockholders of record on a date prior to the transfer into the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, and if Shares are purchased in the Offer, then, without prejudice to Purchaser's rights under
Section 14, (i) the Offer Price will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution, issuance, proceeds or rights to be received by the tendering stockholders will
(A) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance, proceeds or rights and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

14.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, Parent and Purchaser will not be required to accept for payment any Shares if prior to the expiration date of the Offer, any of the following conditions exist: (a) an injunction shall have been issued and remain in effect that restrains consummation of the Offer; (b) the Company shall have breached or failed to perform in all material respects any of its obligations under the Merger Agreement required to be performed on or prior to such time or any of the representations and warranties of the Company under the Merger Agreement fails to be accurate as of the date made; provided, however, that, such breach, failure to perform or inaccuracy would have, individually or in the aggregate, a material adverse effect (i) on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (ii) on the ability of the Company to perform its obligations under or to consummate the transactions contemplated by the Merger Agreement; (c) the applicable waiting period under the HSR Act relating to the Merger shall not have expired or been terminated; (d) the number of Shares tendered pursuant to the Offer and not withdrawn, together with the Shares then owned by Parent, represents less than a majority of the Shares outstanding on a fully-diluted basis (assuming the exercise of all outstanding options that are exercisable and in-the-money at the Offer Price); or (e) the Merger Agreement shall have been terminated in accordance with its terms.

     A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

     Purchaser acknowledges that the Commission believes that (i) if Purchaser is delayed in accepting the Shares it must either extend the Offer or terminate the Offer and promptly return the Shares and (ii) the circumstances in which a delay in payment is permitted are limited and do not include unsatisfied conditions of the Offer, except with respect to most required regulatory approvals.

15.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     Except as described in this Offer To Purchase, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated in this Offer To Purchase or of any approval or other action by any governmental authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated in this Offer To Purchase. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." There can be no assurance, however, that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     STATE TAKEOVER LAWS. A number of states throughout the United States (including Delaware where the Company is incorporated and Ohio where the Company has its headquarters) have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, Stockholders, executive offices or places of business in those states. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Parent and Purchaser believe that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made certain corporate acquisitions more difficult. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining Stockholders, provided that the laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     Sections 1707.01, 1707.041, and 1707.042 of the Ohio Revised Code (collectively, the "Ohio Take-Over Act") regulate tender offers for any equity security of a subject company from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a "control bid"). A subject company includes an issuer, such as the Company, that either has its principal place of business or principal executive offices located in Ohio or owns or controls assets located in Ohio that have a fair market value of at least $1.0 million, and that has more than 10% of its beneficial or record equity security holders resident in Ohio, or has more than 10% of its equity securities owned, beneficially or of record, by residents in Ohio, or has 1,000 beneficial or record equity security holders who are resident in Ohio. A subject company, however, need not be incorporated in Ohio.

     The Ohio Take-Over Act prohibits an offeror from making a control bid for securities of a subject company pursuant to a tender offer until the offeror has filed specified information with the Ohio Division of Securities (the "Ohio Division"). In addition, the offeror is required to deliver a copy of such information to the subject company not later than the offeror's filing with the Ohio Division and to send or deliver such information and the material terms of the proposed offer to all offerees in Ohio as soon as practicable after the offeror's filing with the Ohio Division.

     Within five calender days of such filing, the Ohio Division may, by order, summarily suspend the continuation of the control bid if it determines that the offeror has not provided all of the specified information or that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid. If the Ohio Division summarily suspends a control bid, it must schedule and hold a hearing within 10 calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the control bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Take-Over Act has not been provided by the offeror, that the control bid materials provided to offerees do not provide full disclosure of all material information concerning the control bid, or that the control bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the control bid by filing new or amended information pursuant to the Ohio Take-Over Act.

     Purchaser has filed the information required under the Ohio Take-Over Act.

     Other than as described in this Offer To Purchase, Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger although, pursuant to the Merger Agreement, the Company has represented that the Company Board has taken appropriate action to render
Section 203 of Delaware Law inapplicable to the Offer, the Merger and the transactions contemplated by the Merger Agreement. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer To Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more state takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Such filing is expected to be filed as promptly as practicable after commencement of the Offer. If, however, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and would expire 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while the negotiations continue.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. While Parent and Purchaser believe that the Offer and the Merger do not involve a violation of antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result of that challenge. See Section 14 for certain conditions to the Offer, including conditions with respect to an injunction.

     In the Merger Agreement, Parent and the Company have agreed to use their best efforts to consummate the transactions contemplated by the Merger Agreement as soon as possible, including making the HSR Filing. Parent and the Company have also agreed to use their reasonable best efforts to cooperate with each other in connection with the HSR Filing and any investigation or other inquiry initiated by the Antitrust Division or the FTC and any proceeding initiated by a private party. Parent and the Company have also agreed to use their best efforts to resolve objections or challenges to the consummation of the transactions contemplated the Merger Agreement, including, entering into a settlement, undertaking, consent decree, stipulation or other agreement, provided, however, that neither Parent nor the Company will be required to enter into any resolution that requires a Divestiture if such Divestiture would have a material adverse effect on the pro forma combined business of Parent and the Company. See the discussion entitled "The Merger Agreement--Consents, Approvals and Filings" in Section 12 of this Offer To Purchase.

     Foreign Approvals. According to publicly available information, the Company conducts business in a number of other foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer or the Merger, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval or consent of, governmental authorities in such countries and jurisdictions. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. If such approvals or consents are found to be required, the parties intend to make the appropriate filings and applications. In the event such a filing or application is made for the requisite foreign approvals or consents, there can be no assurance that such approvals or consents will be granted and, if such approvals or consents are received, there can be no assurance as to the date of such approvals or consents. In addition, there can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

16.  FEES AND EXPENSES

     Wasserstein Perella & Co., Inc. is acting as Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with Parent's proposed acquisition of the Company, for which services Wasserstein Perella & Co., Inc. will receive customary compensation. In addition, Parent has agreed to reimburse Wasserstein Perella & Co., Inc. for its reasonable expenses incurred in rendering its services (including reasonable legal expenses) under its engagement agreement with Parent and has agreed to indemnify Wasserstein Perella & Co., Inc. against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws.

     In the ordinary course of its business, Wasserstein Perella & Co., Inc. engages in securities trading, market-making and brokerage activities and may, at any time, hold long or short positions and may trade or otherwise effect transactions in securities of the Company and Parent.

     Corporate Investor Communications, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward material relating to the Offer to beneficial owners of Shares. Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, First Chicago Trust Company of New York has been retained as the Depositary. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Parent or Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of the jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to Stockholders in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of the jurisdiction.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments to the Schedule 14D-1, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Neither the delivery of the Offer To Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer To Purchase.

                                            GRANITE ACQUISITION CORP.

November 9, 1999

                                                                      SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT

A.  DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, (i) each individual has held his or her positions with Parent for more than the past five years, (ii) the business address of each person is One American Road, Cleveland, Ohio 44144 and (iii) all directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

                                           PRESENT PRINCIPAL OCCUPATION OR
          NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
          ----                       -------------------------------------------
*Scott S. Cowen              Dr. Cowen's principal occupation is President of Tulane
                             University. Prior to that Dr. Cowen served as Dean and
                             Albert J. Weatherhead, III Professor of Management,
                             Weatherhead School of Management at Case Western Reserve
                             University. Dr. Cowen serves as a director of JoAnn Stores,
                             Inc. (specialty store retailer), Forest City Enterprises,
                             Inc. (conglomerate corporation engaged in real estate
                             development, sales, investment, construction and lumber
                             wholesale) and Newell-Rubbermaid Incorporated (consumer home products).

*Edward Fruchtenbaum         Mr. Fruchtenbaum is President and Chief Operating Officer of
                             Parent, a position he has held for more than five years. Mr.
                             Fruchtenbaum is on the boards of INROADS/Northeast Ohio,
                             Inc., Gilmour Academy, Cleveland Playhouse and The National
                             Conference Board (non-profit organizations).

*Stephen R. Hardis           Mr. Hardis' principal occupation is Chairman and Chief
                             Executive Officer of Eaton Corporation, (manufacturer of
                             highly engineered products that serve industrial, vehicle, construction, commercial and semiconductor markets). Before joining Easton in 1979, Mr. Hardis served as Executive Vice president of Finance and Planning for Sybron Corporation
                             (health equipment supplies and services) and prior to that he was associated with General Dynamics Corporation
                             (industrial) aerospace manufacturer). Mr. Hardis is a member of the boards of KeyCorp (holding company for Key Bank),
                             Lexmark International Corporation (a spin-off of IBM's
                             printer business), Marsh & McLennon Companies, Inc. (holding company providing services in the risk and insurance
                             services, investment and management consulting fields),
                             Nordson Corporation (industrial painting system
                             manufacturer) and Progressive Corporation (holding company of Progressive Insurance Company and other companies). He
                             also serves as a director of the Cleveland Clinic Foundation
                             (hospital) and is a trustee of the Musical Arts Association
                             (Cleveland Orchestra), Leadership Cleveland, Playhouse
                             Square, Foundation, Greater Cleveland Roundtable and
                             Cleveland Tomorrow (non-profit organizations).

                                           PRESENT PRINCIPAL OCCUPATION OR
          NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
          ----                       -------------------------------------------
*Harriet Mouchly-Weiss       Mrs. Mouchly-Weiss is founder and managing partner of
                             Strategy XXI (corporate communications). Before founding
                             Strategy XXI, she was President of the GCI Group
                             International, an international public relations and
                             marketing agency. She also served as Chairman of Ruder Finn
                             & Rotman International Partners, an independent public
                             relations firm. She is a director of Viisage Technology,
                             Inc. (developer of personal security and identification
                             systems), a division of LAU Technologies, Foundation of the
                             Committee of 200, Friends of the United Nations, American
                             Academy of Rome, Chinese Foundation of Culture and Arts for
                             Children, Abraham Fund and Israel Policy Forum
                             (professional, educational and charitable organizations.

*Albert B. Ratner            Mr. Ratner's principal occupation is Co-Chairman of the
                             Board, Chief Executive Officer and President of Forest City
                             Enterprises, Inc. (conglomerate corporation engaged in real estate development, sales, investment, construction and
                             lumber wholesale) and an officer of its various subsidiary companies. He is also a director of RPM, Inc. (manufacturer and marketer of protective coatings).

*James C. Spira              Mr. Spira's principal occupation is managing partner and
                             director of Diamond Technology Partners, Inc., (technology management consulting firm). Before joining Diamond
                             Technology Partners, he co-founded Cleveland Consulting
                             Associates, serving as President and Chief Executive Officer from 1974 until 1989. Mr. Spira serves as a director of New
                             Media, Inc. (information technology consulting) and is a
                             member of the advisory board of Progressive Insurance
                             Company's National Accounts Division (specialty
                             property-casualty insurer).

*Harry H. Stone              Mr. Stone's principal occupation is President of the
                             Courtland Group, Inc. (investments, property and business
                             development and management) and a general partner in
                             partnerships that own and manage The Residence Inn by
                             Marriott Cleveland at Beachwood, Middleburg Heights,
                             Rockside and Westlake, Ohio locations. He is a trustee of
                             the Cleveland Rotary Foundation and is Trustee Emeritus of
                             Educational Television Association of Metropolitan
                             Cleveland, Jewish Community Federation of Cleveland and
                             Brandeis University (non-profit organizations).

*Irving I. Stone             Mr. Stone's principal occupation is Founder-Chairman of
                             Parent, a position he has held for more than five years, and
                             Chairman of the Executive Committee. He also serves as a
                             director for Liberty Mutual Insurance Company (health and
                             life insurance company).

*Morry Weiss                 Mr. Weiss' principal occupation is Chairman and Chief
                             Executive Officer of Parent, a position he has held for more than five years. He also serves as a director of National
                             City Corporation (holding company of National City
                             Bank -- Cleveland and other banks) and is a member of the
                             advisory board of Primus Venture Partners (equity investor in companies requiring growth capital).

Michael B. Birkholm          Vice President, Manufacturing from 1994 until becoming
                             Senior Vice President in 1998.

Dale A. Cable                Vice President and Treasurer.

                                           PRESENT PRINCIPAL OCCUPATION OR
          NAME                       EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
          ----                       -------------------------------------------
Mary Ann Corrigan-Davis      President of Carlton Cards Retail, Inc. from 1992 until
                             1996, and Group Managing Director of the John Sands Group
                             from 1996 until becoming Senior Vice President in 1997.

Jon Groetzinger, Jr.         Senior Vice President, General Counsel and Secretary.

John M. Klipfell             Senior Vice President. Mr. Klipfell also serves as President and Chief Executive Officer of americangreetings.com (a
                             subsidiary of Parent).

William R. Mason             Senior Vice President.

William S. Meyer             Senior Vice President and Chief Financial Officer.

Patricia A. Papesh           Vice President, Creative of the U.S. Greeting Card Division
                             from 1992 until becoming Senior Vice President in 1995.

Patricia L. Ripple           Executive Director, Tax and Financial Reporting from 1993
                             until becoming Vice President and Corporate Controller in
                             1996.

Erwin Weiss                  Senior Vice President.

Jeffrey M. Weiss             Vice President, Materials Management of Parent's U.S.
                             Greeting Card Division from 1996 until 1997; and Vice
                             President, Product Management of Parent's U.S. Greeting Card
                             Division from 1997 until becoming Senior Vice President in
                             1998.

George A. Wenz               Vice President, National Accounts from 1984 before becoming
                             Senior Vice President in 1997.

Thomas T. Zinn, Sr.          Principal with Ernst & Young LLP before joining Parent in
                             1995 as Vice President, Information Services. He became
                             Senior Vice President in 1998.

B.  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The director of Purchaser is Morry Weiss. The executive officers of Purchaser are Morry Weiss, President, Edward Fruchtenbaum, Vice President, Jon Groetzinger, Jr., Secretary, and Dale Cable, Treasurer. Messrs. Weiss, Fruchtenbaum, Groetzinger and Cable are also executive officers of Parent. Information concerning the present principal occupation or employment and material occupation, positions, offices or employment for the past five years of Messrs. Weiss, Fruchtenbaum, Groetzinger and Cable is set forth in the table of the directors and executive officers of Parent. The business address of each director and officer of Purchaser is One American Road, Cleveland, Ohio 44144, and all directors and officers of Purchaser are citizens of the United States.

     Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his broker dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

           BY MAIL:                 BY OVERNIGHT DELIVERY:                 BY HAND:
  First Chicago Trust Company     First Chicago Trust Company     First Chicago Trust Company
          of New York                     of New York                     of New York
 Corporate Actions, Suite 4660   Corporate Actions, Suite 4680    c/o Securities Transfer and
         P.O. Box 2569             14 Wall Street, 8th Floor        Reporting Services Inc.
  Jersey City, NJ 07303-2569          New York, NY 10005            Attn: Corporate Actions
                                                                 100 William Street, Galleria
                                                                   New York, New York 10038

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer To Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent and Dealer Manager as set forth below and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
              111 Commerce Road - Carlstadt, New Jersey 07072-2586
                     Banks and Brokers call: (800) 346-7885
                   All Others Call Toll Free: (877) 842-2411

                      THE DEALER MANAGER FOR THE OFFER IS:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 West 52nd Street
                            New York, New York 10019
                          Call Collect (212) 969-2700